EXHIBIT 10.1

Binding Heads of Terms Agreement

This Heads of Terms Agreement ("HTA") is effective as of the date first signed below and is made by and between:

●       Aruls Environment and Green Ozone Pvt. Ltd. c/o of Sundaram Arulrhaj Hospitals, 145/5-B, Jeyaraj Road, Tuticorin 628 002, Tel: 0461-2320061, 2322661, 4200061, 6538061; Fax: 0461 – 2338661, e.mail:  drarulrhaj@gmail.com,   www.arulsenvironment.com,   www.drarulrhaj.com  (together "AEGOPL’) based in the Republic of India, and

●      A  group  of  international  investors  to  be  independently  sourced  and  arranged  by  AEGOPL  (the ‘Investors’) and represented herein by Jayesh Tanna, Jose Capote, and Jivabhai Rambhai Khunti, and

●       E-Waste Systems, Inc. and its subsidiaries (www.ewastesystems.com),  a USA publicly traded and fully compliant reporting company regulated by the United States Securities and Exchange Commission (the ‘SEC’) and Taking Advice Ltd (‘TAL’) which is a UK Registered Auditor and Chartered Certified Accountant, governed by the UK’s Financial Services Authority, which provides EWSI with a range of services including cloud-based statutory accounting and auditing, tax preparation and advice for selected subsidiaries and affiliates, (together ‘ESWI’) (OTC: EWSI)  and

●      AEGOPL and EWSI are each herein a (‘Party’) and jointly (the ‘Parties’)

Introduction

●       EWSI, through its subsidiaries, licensees, partners and affiliates, offers customized end-to-end branded (eWaste™) solutions including recycling plant engineering and related technologies (ePlant1000™ and others), carbon credit analysis and trading (eWasteCC™), IT Asset Recovery Services (eAsset™), E- Management Services (eVolve™), Electronics Reverse Logistics Services (eRLOG™) and Incubation Services (eIncubator™)  (collectively the ‘Services’), and

●       AEGOPL is a group of professionals some of which have extensive international executive experience in building companies and which together wish to establish a presence in the USA for the establishment of a  Waste  to  Energy  and  Resources  business  which  may  also  include  recycling  and  reverse  logistics market in the USA as a first step before doing the same in the Republic of India (‘India’) and South-East Asia, and Canada

●       As part  of this collaboration, AEGOPL plan to cement their presence in the USA through the acquisition of an existing Public Company through a Reverse Take-Over (RTO).

●       A  professional  and  ownership  collaboration  between  AEGOPL  and  their  related  companies,  the Investors and EWSI, is desired by the Parties in order to implement the project objectives.

IT IS HEREBY AGREED as follows:

1.   Purpose

The Parties agree to enter into this HTA in order to plan for and then execute a joint venture between themselves with the following goals and objectives:

a.    For AEGOPL:

i.       Acquire a target Public Company (PubCo) vehicle for undertaking the RTO

ii.     To establish a functional presence in the USA from which it can generate credibility in advance of application for government support to open recycling and environmental operations in India,  Canada & other parts of the World

iii.    To provide a base of operation in the New York region whereby their existing relations with  Bhima Ranmal,  and others which may be used to expand sales and profits

iv.    To obtain executive positions for certain of the professionals in AEGOPL

v.        To create an accelerated revenue and profit stream initially in the USA and ultimately in India, Canada & other parts of the World

b.   For EWSI:

i.     To expand its business and grow profits initially in the USA and later into India, South- East Asia and other parts of the world

ii.     Expand its capital raising to support its growth

iii.    To create superior value for its stakeholders

c.      For the Investors:

i.      Obtain a superior return on investment through investment into public securities,

ii.     Utilize the investment  into EWSI to fund the acquisition  of the target PubCo for the RTO and thus to invest into  at least two public companies

d.   Generally extend the customer base, expand geographies and grow sales of and with EWSI

e.      Create increased capital value for all Parties

2.   Contribution of the Parties

a.      AEGOPL shall contribute and do the following:

i.      Investment into EWSI of initially US$750,000, to be used as stated in the Use of Proceeds, detailed below; with such funds coming from qualified investors under SEC regulations:

Proposed Use of Proceeds:

•      USD $500,000 for the acquisition of the target PubCo for the RTO

•      USD $250,000 as working capital for the development of e-waste projects in New York area

ii.     EWSI will, in turn receive shares in the new PubCo, equal to 2.5% of the post-acquired PubCo common stock plus warrants  in the PubCo to be negotiated under the formal Share Exchange Agreement associated with the RTO. .

iii.    Enter into an exclusive contract with EWSI for the expansion of their New York e-waste recycling center. The Capital Investment required for this expansion will be made via the RTO  Company  and  shall  be  a  further  $1.75M   This  investment  will  be  subject  to  due diligence to be undertaken by the AEGOPL and it's investment partners and the new management of the PubCo

iv.   Based on the successful collaboration on the New York project, the Parties would negotiate a  Joint  Venture  agreement  to  establish  regional  and/or  national  eWaste  recycling  and environmental business(es) in India

b.   EWSI shall contribute and do the following:

i.    Shall  offer  AEGOPL  investors  securities  in EWSI  in one  of the following  forms,  to be decided by the investor:

 i.     Restricted  common  stock at a 30%  discount  to the current  20 day volume  weighted average price (‘VWAP’) per share with voting rights, or

ii.     Series A Convertible  Redeemable  Preferred Shares priced at $1000/share  with a 10% coupon to maturity, a 30% redemption  premium, and option to convert, at a price of $1100, into common stock at a 25% discount to the 20 day VWAP with voting available upon conversion

iii.    Series  B  Preferred  Stock  at  $1000  per  share  with  super  voting  rights  and  25% redemption premium but no conversion rights

iv.    Convertible Debenture with 10% interest and the right to convert to free trading shares after 180 days at a price of 30% discount to the 20 day VWA

ii.    Shall allow its fully licensed and permitted eWaste recycling operation in the State of New York, USA to become the platform for the Project, including its customer base, its facility, its inventory, its know-how, and its employees and management in the NY facility

iii.   Provide  such  managerial  and  professional  support  for  the  Project  required  to  at  least maintain  its  current  credentials,  including  ISO  9001,  ISO  14001,  R2,  New  York  State licenses, etc.

iv.   Provide assistance in obtaining Sponsorship visa’s for members of AEGOPL who intend to come to the USA as part of the Project’s management team

v.    Through  Taking-Account,  provide  AEGOPL  with  accounting  and  audit  services  for  the Project

vi.   Support  and  promote  AEGOPL’s  intent  to  expand  internationally   through  the  EWSI network, with specific focus on India

vii.  Provide   support   to   AEGOPL,   as   requested   and   if   requested   by   AEGOPL   in   the implementation of the RTO

c.      The Parties will jointly:

i.    Enter into definitive agreements containing (but not limited to) the scope and precise legal structure of the project; the use of funds from the Investors; the management team to be deployed to run the project; the financial plan; the governance of the project, etc.

ii.   Agree to execute the Use of Funds as in the schedule.

d.   The Parties will each:

i.      Be individually responsible for their own costs,

ii.     Agree  to  abide  by  the  highest  legal  and  ethical  standards,  including  at  minimum  the execution of a Code of Business Conduct and Ethics policy and Insider Trading Policy

iii.    Agree to abide by Fair Trade Employment principles

iv.    Agree to adopt the highest principles of respect for the environment in selecting companies and individuals as targets, clients, customers, etc.

3.   Timing

Within  15 business days of the effective date of this HTA, EWSI shall deliver definitive  investment documents to enable the closing of the investments within  75 days.

4.   Intellectual Property

All work or materials developed or provided by either Party shall be owned exclusively by that Party and shall not be represented in any form as belonging to anyone other than the originating Party. Such work or materials shall include, but are not limited to, standard corporate documents, branding and intellectual property,  operational  data,  notes,  plans,  customer  lists,  deal  based  documentation,   specifications, designs, files, engineering technology, software (in source and object code form), and any proprietary solutions.

5.   No Agency

The Parties agree that this HTA does not create any formal or informal agency, partnership or similar permanent relationship other than as described in this HTA and executed in the subsequent documents in support of this agreement, and neither Party shall have any right or authority to bind the other Party in any manner including, without limitation, any legal or financial obligation.

6.   No Warranty

The Parties shall use reasonable efforts to ensure the suitability of all proposed solutions and plans but neither Party shall be providing any warranty or guarantees.

7.   Legal Effect

This HTA is binding upon the Parties, however each Party agrees that it will not make any frivolous claim for damages or seek any other legal or equitable remedy against or from the other Party or against the other Party's affiliates arising from or in connection with this HTA other than by a serious breach of this HTA.

8.   Confidentiality

This HTA and all information disclosed by one Party to the other in connection with the proposed collaboration  shall be deemed  Confidential  Information  and treated  accordingly  by the Parties.   The Parties hereby affirm a separate Non-Disclosure Agreement signed between them.

9.   Term and Termination

This HTA is effective from the date first signed below and shall continue in force until terminated by either  Party  giving  the  other  Party  at  least  60  business  days  prior  written  notice.  If  the  Parties subsequently execute definitive agreements, any such agreements will supersede this HTA as of its/their effective date.

10. Exclusivity and Non-Circumvention

The rights and relationships arising under this HTA are exclusive to the Parties until Termination or until such time as the Parties may execute definitive  agreements  which may require extended  exclusivity. Until the later of the Termination Date or the execution of any definitive agreement neither Party shall engage others to perform services the same as or similar to those contemplated by the Parties under this HTA, and shall not do or take any action which directly or indirectly circumvents  the other Party in execution of the Project which is contemplated by this Agreement.

11. Public Company Obligations & Public Announcements

The Parties understand  that EWSI is a publicly  traded company  under the jurisdiction  of the United States Securities and Exchange Commission (the ‘SEC’) and that if in the opinion of EWSI’s counsel any agreements between the Parties, including this one, may be subject to requirements for filing with the SEC, in which case EWSI shall promptly do so and shall so notify AEGOPL with a copy of any such filing.  Any other public statements, such as press releases, will specifically require joint approval by the Parties in advance of any release.

In addition, AEGOPL specifically  agrees that they shall not execute any trading of EWSI’s common stock in any manner that would be in contravention of any trading laws of the SEC, or in violation of EWSI’s Insider Trading Policy or Code of Business  Conduct  and Ethics Policies, both of which are posted on EWSI’s website.

12. Governing Law

This HTA shall be construed and controlled by the Laws of Nevada, USA. IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

On behalf of EWSI	On behalf of AEGOPL

By: /s/ Martin Nielson	By: /s/ Dr. Arulrhaj
Martin Nielson	Dr. Arulrhaj
Chief Executive Officer

Effective Date: November 28, 2014	Effective Date: November 28, 2014

Jayesh Tanna	Jose Capote

By: /s/ Joyesh Tanna	By: /s/ Jose Capote
Joyesh Tanna	Jose Capote

Effective Date: November 28, 2014	Effective Date: November 28, 2014

Jivabhai Rambhai Khunti

By: /s/ Jivabhai Rambhai Khunti
Jivabhai Rambhai Khunti

Effective Date: November 28, 2014

Attachments:

1.   Uses of Funds Schedule

2.   CV’s of the Key Individuals of AEGOPL and EWSI

Uses of Funds Schedule

Investment Category	Use	Amount

$500,000 RTO
Management FeeS
Legal Fees
Due Diligence Fees
Audit and Accounting Fees Stock Transfer Agent Fees FINRA Filing
Blue Sky Filing Fees State Filing Fees Market Maker Fees
Payment to Shell Owners
Post Closing Working Capital

$250,000 New York Working Capital

$1,750,000 New York Expansion
Upgraded capital equipment
•      Next generation shredding and separating line
•      Precious Metals processing line
•      Leaded glass separation line
Hire additional sales, biz dev personnel
New management personnel from India
•      Base Comp
•      Expenses